Exhibit 99.1


             NYU Cancer Center Features New System by BSD Medical

    SALT LAKE CITY, Oct. 26 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(OTC Bulletin Board: BSDM) today announced that New York University Clinical Cancer Center has installed a new BSD-500 hyperthermia system produced by BSD Medical, Corp. The recently opened Center, which occupies 85,000 square feet between Lexington and Third Avenues in New York City, includes several multidisciplinary specialties for treatment of such cancers as breast and other female cancers, digestive tract, prostate, brain, lung, blood, head and neck, and skin (melanoma). Many of these cancers are applicable for treatment with the BSD-500.
    BSD Medical expects more and more leading cancer treatment centers to include hyperthermia therapy as an important component of their treatments for cancer. Clinical trials have shown a significant boost in both tumor control and long-term survival when hyperthermia therapy is combined with radiation therapy. In phase III clinical trials where hyperthermia therapy was added to ionizing radiation treatments, hyperthermia improved local relapse-free survival for head and neck cancer from 24% to 68%, 2-year local control of melanoma from 28% to 46%, complete response for recurrent breast cancer from 38% to 60%, 2-year survival for glioblastoma (brain cancer) from 15% to 31% and 3-year survival for advanced cervical cancer from 27% to 51%, as compared to the use of ionizing radiation therapy alone.
    NYU Clinical Cancer Center addresses a growing demand for comprehensive outpatient care, with 85-90 percent of cancer patients treated in an outpatient setting. Dr. Silvia Formenti, Professor and Chairman of the Department of Radiation Oncology at the NYU Medical Center, said, "The new BSD-500 is ideal for outpatient environments. Unlike earlier hyperthermia systems, it is compact, portable and touch screen controlled, with both treatment planning software and treatment monitoring conveniently provided in the same system. We currently have several patients undergoing superficial hyperthermia treatment. In addition, a new research protocol for women who suffer a breast recurrence after segmental mastectomy is undergoing institutional approval. It integrates hyperthermia with re-irradiation of recurrent breast cancers after conservative breast treatment." She continues:
"The recruitment to NYU of Gabor Jozsef, Ph.D., a colleague I collaborated with when we were both at the University of Southern California, has been key to assure the necessary physics expertise to finally build an Hyperthermia Center in Manhattan".

    BSD Medical Corporation is the leading developer of microwave systems used in thermal medicine for the treatment of cancer. For more information about BSD Medical Corp. or hyperthermia cancer therapy visit www.BSDMC.com. Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including statements about the broad use of hyperthermia therapy in the treatment of cancer are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.


    Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including statements about the broad use of hyperthermia therapy in the treatment of cancer are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             10/26/2004
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com/
    (BSDM)

CO:  BSD Medical Corporation; New York University Clinical Cancer Center
ST:  Utah, New York
IN:  HEA MTC EDU OTC
SU:  PDT